Exhibit 99

Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Kenneth J. Abod	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. REPORTS $0.14 EPS ON 26.6% INCREASE IN NET
INCOME FOR THE FIRST QUARTER 2009

Reaffirms 2009 Guidance

                BETHESDA, MARYLAND, April 27, 2009 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $169.1 million for the quarter ended March 31, 2009, an increase of $11.4 million, or 7.3%, from $157.7 million in the prior year.  Net income increased $0.9 million, or 26.6%, to $4.5 million in the first quarter of 2009 from $3.6 million last year.  Net income applicable to common stock in the first quarter 2009 increased $1.4 million, or 43.4%, compared to last year’s $3.1 million resulting in EPS of $0.14 for the quarter compared to $0.12 in 2008.

The 7.3% sales growth was primarily the result of a $5.6 million, or 4.1%, increase in same-center sales in our patient care centers, a $2.0 million, or 10.4%, increase in sales of the Company’s distribution segment and a $4.1 million increase related to acquired entities.

Cost of materials increased $4.3 million, or 9.3%, to $51.0 million in the first quarter of 2009 compared to the same quarter last year principally due to the sales increase.  Cost of materials as a percentage of sales was 30.2% for the first quarter of 2009 compared to 29.6% for the first quarter of 2008.  The increase in cost of materials as a percentage of sales resulted from a change in the sales mix of businesses and products.

Personnel costs increased $3.7 million, or 6.2%, in the first quarter of 2009 compared to the first quarter of 2008.  Contributing to this increase were personnel costs of $1.9 million from acquisitions, benefits costs of $1.2 million and merit increases of $0.9 million, offset by lower temporary labor costs of $0.2 million.

Other operating costs increased $2.2 million, or 7.0%, in the first quarter of 2009 over the same quarter in the prior year due to additional variable compensation accruals of $1.9 million, higher occupancy costs of

$0.8 million, acquisitions of $0.7 million, offset by lower advertising costs of $0.7 million and $0.5 million of reductions in other overhead costs.

Interest expense for the first quarter of 2009 was $0.7 million less than last year due to lower variable interest rates.

Net cash used in operations improved by $3.8 million in the first quarter of 2009.  The Company reported a use of $3.7 million, compared to a use of $7.5 million in 2008. The improvement in cash used for the first quarter of 2009 was primarily the result of improved operating results and a $1.4 million decrease in working capital. Days sales outstanding improved to 48 days as of March 31, 2009 from 51 days as of March 31, 2008.

As of March 31, 2009, $88.3 million, or 20.9%, of the Company’s total debt of $422.9 million was subject to variable interest rates.  The Company had total liquidity of $89.8 million, comprised of $51.9 million of cash and $37.9 million available under its revolving credit facility at March 31, 2009.  The Company believes that it has sufficient liquidity to conduct its normal operations and fund its acquisition plan in 2009.

The Company reaffirms its 2009 guidance of revenues between $750 million and $760 million, resulting in growth of 6.7% to 8.1% compared to 2008 and diluted EPS in the range of $0.96 to $0.98.

“We are very pleased with these results as they represent continued solid financial performance, especially when considering the challenges in the overall economy and some adverse weather conditions in certain parts of our country,” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “Our patient care centers turned in a solid first quarter by growing same center sales by 4.1% in spite of this year’s quarter having one less business day.  We will continue to monitor the current economic climate and its impact on our business, while we execute on our growth initiatives for the year.”

The Company has revised its income statement presentation to group all personnel costs in one line-item in income from operations.  Previously, personnel costs were divided between revenue producing personnel costs and non-revenue producing personnel costs which were included in selling, general and administrative expenses. The new income statement presentation will create better transparency and comparability between current and future results, as well as provide consistency with management’s internal reporting format. The new income statement presentation does not change previously reported income from operations, net income or earnings per share for prior periods.

                Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 675 patient care centers in 45 states and the District of Columbia, with over 3,500 employees including 1,083 practitioners (as of March 31, 2009).  Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc.

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
Income Statement:	2009	% of Net Sales:	2008	% of Net Sales:
Net sales	$169,146	100.0%	$157,656	100.0%
Cost of goods sold - materials	51,049	30.2%	46,722	29.6%
Personnel costs	64,059	37.9%	60,340	38.3%
Other operating expenses	34,453	20.4%	32,214	20.4%
Depreciation and amortization	4,455	2.6%	4,181	2.7%
Income from operations	15,130	8.9%	14,199	9.0%
Interest expense	7,606	4.5%	8,258	5.2%
Income before taxes	7,524	4.4%	5,941	3.8%
Provision for income taxes	3,009	1.8%	2,376	1.5%
Net income	4,515	2.6%	3,565	2.3%
Less preferred stock dividend - Series A Convertible Preferred Stock	—		416
Net income applicable to common stock	$4,515		$3,149

Basic Per Common Share Data:
Net income	$0.15		$0.14
Shares used to compute basic per common share amounts	30,926,725		22,880,973

Diluted Per Common Share Data:
Net income	$0.14		$0.12
Shares used to compute diluted per common share amounts	31,955,851		30,661,996

Cash Flow Data:
Cash flow used in operations	$(3,709)		$(7,458)
Capital expenditures	$2,827		$3,090
Decrease in cash	$(6,480)		$(13,991)

Balance Sheet Data:	March 31, 2009		December 31, 2008
Cash balance	$51,933		$58,413
Days Sales Outstanding (DSOs)	48		51
Working Capital	$210,169		$200,248
Total Debt	$422,934		$422,324
Shareholders’ Equity	$275,863		$266,866

Hanger Orthopedic Group, Inc.

(Unaudited)

	Three Months Ended
	March 31,
Statistical Data:	2009	2008

Patient-care centers	675	653
Number of practitioners	1,083	1,067
Number of states (including D.C.)	46	46
Payor mix:
Commercial and other	58.6%	60.5%
Medicare	30.3%	28.2%
Medicaid	5.9%	6.2%
VA	5.2%	5.1%

Percentage of net sales from:
Patient-care services	87.4%	87.4%
Distribution	12.6%	12.6%